Sangamo BioSciences Reports First Quarter 2011 Financial Results

Recent Financing Increases End of Year Cash Projection

RICHMOND, Calif., April 26, 2011 /PRNewswire/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported first quarter 2011 financial results and accomplishments.

For the first quarter ended March 31, 2011, Sangamo reported a consolidated net loss of $9.6 million, or $0.21 per share, compared to a net loss of $4.0 million, or $0.09 per share, for the same period in 2010. As of March 31, 2011, the company had cash, cash equivalents and marketable securities of $49.2 million.

Revenues for the first quarter of 2011 were $2.2 million, compared to $6.6 million for the same period in 2010. First quarter 2011 revenues were from the company's collaboration agreements with Sigma-Aldrich Corporation and Dow AgroSciences, enabling technology agreements and research grants. The revenue recognized for the first quarter of 2011 consisted of $1.5 million in collaboration and enabling technology agreements and $713,000 in research grants.

The increase in the net loss and decrease in collaboration agreement revenues were primarily due to the completion in July 2010 of the amortization period of revenues related to the commercial license fee received from Sigma under the expanded agreement of October 2009.

Research and development expenses were $8.3 million for the first quarter of 2011, compared to $7.4 million for the same period in 2010. The increase in research and development expenses was primarily due to increased expenses related to our clinical trials of SB-509 for diabetic neuropathy and SB-728-T for HIV/AIDS. General and administrative expenses were $3.5 million for the first quarter of 2011, compared to $3.3 million for the same period in 2010.

Total operating expenses for the first quarter of 2011 were $11.8 million, compared to $10.7 million for the same period in 2010.

Updated Financial Guidance

On April 13, 2011, Sangamo completed an underwritten public offering of 6.7 million shares of its common stock, which resulted in net proceeds of $50.2 million to the company. As a result of this financing, Sangamo is updating its year-end cash guidance and now expects to have cash, cash equivalents and marketable securities in the range of $85 to $90 million at the end of 2011, exclusive of new funding from potential future partnerships.

The company reiterates its earlier guidance relating to operating expenses for 2011, which it expects to be relatively flat compared to 2010, in the range of $43 to $47 million. In addition, under its existing agreements, Sangamo expects revenues, and related cash proceeds, in the range of $10 to $12 million in 2011.

Recent Highlights

  Completion of Enrollment of Sangamo's Phase 2b Clinical Trial in Diabetic Neuropathy. In January 2011, the company announced that enrollment of its Phase 2b double-blind, placebo-controlled clinical trial (SB-509-901) in subjects with diabetic neuropathy (DN) was complete.  Sangamo expects to have top-line efficacy data from this study in the second half of 2011.
  Presentation of Positive Clinical Data from Sangamo's Novel ZFN Therapeutic® Approach for the Treatment of HIV/AIDs at the Conference for Retroviral and Opportunistic Infections (CROI). Positive preliminary clinical data from Phase 1 trials of the company's HIV program were presented at CROI.  The study is designed to evaluate safety and clinical outcomes of Sangamo's zinc finger nuclease (ZFN)-generated CCR5-modified, autologous T-cell product (SB-728-T) for the treatment of HIV/AIDS. CCR5 is the major co-receptor used by HIV to infect cells of the immune system. Data from Sangamo's preclinical programs in HIV/AIDS were also presented at the conference.
  Collaboration with the CHDI Foundation, Inc. (CHDI) to Develop a Novel ZFP Therapeutic for Huntington's Disease (HD). CHDI, a not-for-profit, scientific research organization dedicated to discovering and developing therapies that slow the progression of HD, is providing $1.2 million of funding for the project which uses Sangamo's proprietary zinc finger DNA-binding protein (ZFP) technology.  The novel therapeutic approach will target the huntingtin gene that causes HD, an inherited neurodegenerative disease for which there are currently no therapies available to slow disease progression.
  Completion of an Underwritten Public Offering. On April 13, 2011, Sangamo closed an underwritten public offering of 6.7 million shares of its common stock, resulting in net proceeds of approximately $50.2 million to the company.

Conference Call

Sangamo will host a conference call today at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. A replay of the webcast will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide guidance with respect to the rest of 2011.

The conference call dial-in numbers are 877-377-7553 for domestic callers and 678-894-3968 for international callers. The passcode for the call is 61879561. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on April 26, 2011 to 11:59 p.m. ET on May 3, 2011. The conference call replay numbers for domestic and international callers are 800-642-1687 and 706-645-9291, respectively. The conference ID number for the replay is 61879561.

About Sangamo

Sangamo BioSciences, Inc. is focused on research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic® development program is currently in a Phase 2b clinical trial for evaluation of safety and clinical effect in patients with diabetic neuropathy. Sangamo also has a Phase 1/2 clinical trial and two ongoing Phase 1 clinical trials to evaluate safety and clinical effect of a treatment for HIV/AIDS as well as a Phase 1 trial of a treatment for recurrent glioblastoma multiforme. Other therapeutic development programs are focused on Parkinson's disease, monogenic diseases, neuropathic pain and nerve regeneration. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins called zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNs) for gene modification. Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to anticipated year-end cash, operating expenses and revenues from agreements, the research and development of ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives and presentation of data from clinical trials. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environments. These risks and uncertainties are described more fully in the company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Statement of Operations Data
Revenues:
Collaboration agreements	$ 1,487	$ 6,199
Research grants	713	449
Total revenues	2,200	6,648

Operating expenses:
Research and development	8,262	7,365
General and administrative	3,539	3,286
Total operating expenses	11,801	10,651
Loss from operations	(9,601)	(4,003)
Interest and other income, net	23	25
Net loss	$ (9,578)	$ (3,978)
Basic and diluted net loss per common share	$ (0.21)	$ (0.09)
Shares used in computing basic and diluted net loss per common share	45,461	45,033

	March 31, 2011	December 31, 2010
Selected Balance Sheet Data
Cash, cash equivalents and marketable securities	$ 49,156	$ 60,622
Total assets	52,537	62,999
Total stockholders' equity	49,159	55,907

CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc., +1-510-970-6000, x271